As filed with the Securities and Exchange Commission on June 26, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADOBE SYSTEMS INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	77-0019522
(State of incorporation)	(I.R.S. Employer Identification No.)

345 Park Avenue San Jose, California 95110 (408) 536-6000
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Adobe Systems Incorporated 2003 Equity Incentive Plan, as amended
Adobe Systems Incorporated 2005 Equity Incentive Assumption Plan, as amended and restated
(Full title of the plan)

Mark Garrett Executive Vice President and Chief Financial Officer Adobe Systems Incorporated 345 Park Avenue San Jose, California 95110 (408) 536-6000
(Name, address and telephone number, including area code, of agent for service)
With a copy to:
Justin Judd, Esq. Adobe Systems Incorporated 3900 North Adobe Way Lehi, Utah 84043 (408) 536-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock par value $.0001 per share	8,868,048	$72.44	$642,401,398	$82,742

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Adobe Systems Incorporated 2003 Equity Incentive Plan, as amended (the “2003 Plan”) and the Adobe Systems Incorporated 2005 Equity Incentive Assumption Plan, as amended and restated (the “2005 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without receipt of consideration by Adobe Systems Incorporated (the “Registrant”) which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)
 Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The offering price per share and aggregate offering price are calculated based upon the average of the high and low prices of the Registrant’s common stock on June 25, 2014, as reported on the Nasdaq Global Select Market.

The chart below details the calculation of the registration fee:

Securities	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Shares reserved for future grant under the 2003 Plan	8,850,000	$72.44	$641,094,000
Shares reserved for future grant under the 2005 Plan	18,048	$72.44	$1,307,398

Proposed Maximum Aggregate Offering Price			$642,401,398
Registration Fee			$82,742

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Securities and Exchange Commission (the “Commission”) Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference
The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)	The Registrant’s annual report on Form 10-K for its fiscal year ended November 29, 2013, filed with the Commission on January 21, 2014;

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s document referred to in (a) above; and

(c)
The description of the Registrant’s common stock contained in Registration Statement on Form 8-A, filed on November 19, 1986, under the Exchange Act including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities
Not applicable.
Item 5.    Interests of Named Experts and Counsel
Not applicable.

Item 6.    Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify directors, officers, employees and agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation and its stockholders for monetary damages arising out of certain breaches of their fiduciary duty.
The Registrant’s Restated Certificate of Incorporation provides for the elimination of a director’s liability to the Registrant and its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit and as otherwise limited by Section 102(b)(7) of the DGCL.
The Registrant’s Amended and Restated Bylaws (the “Bylaws”) generally provide that the Registrant shall indemnify each of its directors and executive officers to the fullest extent not prohibited by the DGCL and may indemnify certain other persons as set forth in the DGCL.
The Registrant also maintains officer and director insurance coverage against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, each executive officer and director is a party to a written agreement which states that the Registrant agrees to hold each of them harmless against any and all judgments, fines, settlements and expenses related to claims against such person by reason of the fact that the person is or was a director, executive officer, employee or other agent of the Registrant, and otherwise to the fullest extent authorized or permitted by the Registrant’s Bylaws and under the non-exclusivity provisions of the DGCL.
Item 7.    Exemption from Registration Claimed
Not applicable.
Item 8.    Exhibits
See Index to Exhibits.
Item 9.    Undertakings

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnity provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 26, 2014.

ADOBE SYSTEMS INCORPORATED

By:	/s/ Mark Garrett
Mark Garrett
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
                KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Garrett and Michael Dillon, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
                Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on June 26, 2014, by the following persons in the capacities indicated.

Signature	Title

/s/ John E. Warnock	Chairman of the Board
John E. Warnock

/s/ Charles M. Geschke	Chairman of the Board
Charles M. Geschke

/s/ Shantanu Narayen	President and Chief Executive Officer and Director (Principal Executive Officer)
Shantanu Narayen

/s/ Mark S. Garrett	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Mark S. Garrett

/s/ Richard T. Rowley	Vice President and Corporate Controller (Principal Accounting Officer)
Richard T. Rowley

/s/ Amy L. Banse	Director
Amy L. Banse

/s/ Kelly J. Barlow	Director
Kelly J. Barlow

/s/ Edward W. Barnholt	Director
Edward W. Barnholt

/s/ Robert K. Burgess	Director
Robert K. Burgess

/s/ Frank A. Calderoni	Director
Frank A. Calderoni

/s/ Michael R. Cannon	Director
Michael R. Cannon

/s/ James E. Daley	Director
James E. Daley

/s/ Laura B. Desmond	Director
Laura B. Desmond

/s/ Daniel L. Rosensweig	Director
Daniel L. Rosensweig

/s/ Robert Sedgewick	Director
Robert Sedgewick

INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date	Exhibit Number	SEC File No.	Filed Herewith
4.1	Restated Certificate of Incorporation of Adobe Systems Incorporated	8-K	04/26/11	3.3	000-15175
4.2	Amended and Restated Bylaws	8-K	10/30/12	3.1	000-15175
4.3	Specimen Common Stock Certificate	10-Q	06/25/14	4.1	000-15175
5.1	Opinion of Counsel					X
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm					X
23.2	Consent of Counsel, contained within Exhibit 5.1					X
24.1	Power of Attorney is contained on the signature page of this Registration Statement					X
99.1	2003 Equity Incentive Plan, as amended	8-K	04/14/14	10.1	000-15175
99.2	Form of Stock Option Agreement used in connection with the 2003 Equity Incentive Plan	8-K	12/20/10	99.4	000-15175
99.3	Form of RSU Grant Notice and Award Agreement pursuant to the 2003 Equity Incentive Plan	8-K	1/28/13	10.6	000-15175
99.4	Form of Restricted Stock Agreement used in connection with the 2003 Equity Incentive Plan	10-Q	10/7/04	10.11	000-15175
99.5	Form of Performance Share Program pursuant to the 2003 Equity Incentive Plan (applicable to the 2012 Performance Share Program)	8-K	1/26/12	10.2	000-15175
99.6	Award Calculation Methodology to the 2012 Performance Share Program pursuant to the 2003 Equity Incentive Plan	8-K	1/26/12	10.3	000-15175
99.7	Form of Performance Share Award Grant Notice and Performance Share Award Agreement pursuant to the 2003 Equity Incentive Plan (applicable to the 2012 Performance Share Program)	10-K	1/26/12	10.61	000-15175
99.8	2013 Performance Share Program pursuant to the 2003 Equity Incentive Plan	8-K	1/28/13	10.2	000-15175

99.9	Form of Performance Share Award Grant Notice and Performance Share Award Agreement pursuant to the 2003 Equity Incentive Plan (applicable to the 2013 Performance Share Program)	8-K	1/28/13	10.3	000-15175
99.10	2014 Performance Share Program pursuant to the 2003 Equity Incentive Plan	8-K	1/29/14	10.2	000-15175
99.11	Form of Performance Share Award Grant Notice and Performance Share Award Agreement pursuant to the 2003 Equity Incentive Plan (applicable to the 2014 Performance Share Program)	8-K	1/29/14	10.3	000-15175
99.12	Form of Director Initial Grant Restricted Stock Unit Award Agreement used in connection with the 2003 Equity Incentive Plan	8-K	12/20/10	99.6	000-15175
99.13	Form of Director Annual Grant Restricted Stock Unit Award Agreement used in connection with the 2003 Equity Incentive Plan	8-K	12/20/10	99.7	000-15175
99.14	Form of Director Annual Grant Stock Option Agreement used in connection with the 2003 Equity Incentive Plan	8-K	12/20/10	99.8	000-15175
99.15	2005 Equity Incentive Assumption Plan, as amended and restated	10-Q	6/28/13	10.17	000-15175
99.16	Form of Stock Option Agreement used in connection with the 2005 Equity Incentive Assumption Plan	8-K	12/20/10	99.10	000-15175
99.17	Form of RSU Grant Notice and Award Agreement pursuant to the 2005 Equity Incentive Assumption Plan	8-K	1/28/13	10.7	000-15175